005 Putnam Global Equity Fund Semi Annual Report 4/30/04

53A   Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $89,322.

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1		Class A	47,460
		Class B	8,400
		Class C	554

72DD2		Class M	679
		Class R	-
		Class Y	905

73A1		Class A	0.156
		Class B	0.106
		Class C	0.097

74A2		Class M	0.119
		Class R	0.143
		Class Y	0.175

74U1		Class A	271,850
		Class B	73,986
		Class C	5,080

74U2		Class M	5,133
		Class R	-
		Class Y	4,016

74V1		Class A	7.46
		Class B	6.84
		Class C	7.21

74V2		Class M	7.23
		Class R	7.46
		Class Y	7.68